Exhibit 99.1

Applied Minerals, Inc. Appoints Mario Concha President and Chief Executive Officer

NEW YORK, NY Applied Minerals, Inc. (the "Company" or "Applied Minerals") (OTCQB: AMNL), a leading global producer of halloysite clay, under the trade name DRAGONITE, and advanced natural iron oxides, under the trade name AMIRON, is pleased to announce it has appointed Mario Concha, the current Chairman of the Company’s Board of Directors, as President and Chief Executive Officer, replacing Andre Zeitoun who resigned effective September 9, 2019.

The Board of Directors unanimously selected Mr. Concha to become the permanent President and CEO of Applied Minerals based upon his extensive knowledge of the industry, operations background and business development experience. Mr. Concha stated: “I am very pleased to be taking over as the President and CEO of the Company and am convinced that we have performed the necessary spadework and have the right team in place to drive the Company to success.“

Mr. Concha has been the Chairman of the Board of Directors of Applied Minerals since 2016 and a Director of the Company since 2013.

Mr. Concha served as the President of the Chemical Division of Georgia Pacific Corporation from 1998 until 2005 where he was responsible for a division with annual revenues of $950 million, 1,300 employees, and 17 plants located in the U.S. and six operating locations abroad.

Prior to Georgia Pacific, Mr. Concha participated in the formation of GS Industries, a manufacturer of specialty steels for the mining industry, through a leveraged buyout of Armco Inc’s Worldwide Grinding Systems Division. He then served as President of its International Division from 1992 to 1998.

From 1985 to 1992, Mr. Concha was Vice President-International for Occidental Chemical Corporation. Prior to Occidental Chemical, he served in several senior management positions at Union Carbide Corporation in the United States and overseas.

Mr. Concha is a graduate of Cornell University with a degree in Chemical Engineering. He has attended the Advanced Management Program at the University of Virginia’s Darden School of Business and the NACD-ISS accredited Director’s College at the University of Georgia’s Terry College of Business. He serves on the board of the National Association of Corporate Directors (Atlanta Chapter) and is a member of the American Chemical Society and the American Institute of Chemical Engineers.

About Applied Minerals

Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives and fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's revenue pipeline, please refer to Applied Minerals' most recent annual and quarterly reports filed with the SEC. The Company assumes no obligation to update any forward-looking information.

Company Contact:

Richard P. Brown

978-767-0048

rbrown@appliedminerals.com